Exhibit 5.1

December 30, 2004

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Gentlemen:

SWS Group, Inc., a Delaware corporation (the “Company”), is today transmitting for filing with the Securities and Exchange Commission (the “Commission”) a Form S-8 Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of (i) $5,502,500 of the Company’s deferred compensation obligations (the “Obligations”) and (ii) 250,000 shares (the “Plan Shares”) of common stock, $0.10 par value per share (the “Common Stock”), of the Company which may be issued pursuant to the SWS Group, Inc. 2005 Deferred Compensation Plan (the “Plan”).

In rendering the opinion expressed herein, we have examined the following:

(i)	the Plan;

(ii)	the Certificate of Incorporation of the Company and all amendments thereto;

(iii)	the Bylaws of the Company and all amendments thereto;

(iv)	minutes of meetings or unanimous consents in lieu of meetings of the Company’s board of directors (the “Board of Directors”) and stockholders; and

(v)	such other corporate records and documents, certificates of corporate and public officials and statutes as we have deemed necessary for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such photostatic, certified or conformed copies. We have assumed compliance both in the past and in the future with the terms of the Plan by the Company and its employees, officers, Board of Directors and any committee and/or trustee appointed to administer the Plan.

The opinions expressed herein are limited in all respects to the substantive law of the State of Texas; the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws; and the federal laws of the United States,

SWS Group, Inc.

December 30, 2004

and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.	The Plan Shares, when issued pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock; and

2.	The Obligations have been duly authorized and, when issued in accordance with the terms of the Plan and conditions set forth in the Plan, will be validly issued.

This firm consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WINSTEAD SECHREST & MINICK P.C.